Exhibit 99.1

Execution Version

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of September 27, 2026, by and among Lifecore, Inc., a Delaware corporation (“Parent”) and the stockholders of Lifecore Biomedical, Inc., a Delaware corporation (the “Company”), listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”), and the Company.

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Hazel Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger, and the Transactions contemplate the issuance of contingent value rights pursuant to a Contingent Value Rights Agreement substantially in the form attached to the Merger Agreement (the “CVR Agreement”);

WHEREAS, as of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement; provided, that all options, warrants, restricted stock units and other convertible securities are included even if not exercisable within sixty (60) days of the date hereof) of (i) the number of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) and (ii) the number of shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Preferred Stock” and together with the Common Stock, the “Company Stock”) as set forth next to such Stockholder’s name on Schedule A hereto, with such shares being all of the shares of Company Stock owned of record or beneficially by such Stockholder as of the date hereof (with respect to such Stockholder, the “Owned Shares”, and the Owned Shares together with any additional shares of Company Stock that such Stockholder may acquire record and/or beneficial ownership of after the date hereof (including, for the avoidance of doubt, any shares of Company Stock acquired as a result of the conversion of any shares of Preferred Stock in accordance with the Certificate of Designations, Preferences and Rights of a Series A Convertible Preferred Stock (the “Certificate of Designations”), such Stockholder’s “Covered Shares”));

WHEREAS, the Company Board has (i) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger, are advisable, and in the best interest of, the Company and its stockholders, (ii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, and (iii) subject to the terms and conditions of this Agreement, resolved to recommend that the Company’s stockholders adopt the Merger Agreement and approve the Merger and the Transactions; and

WHEREAS, as an inducement and condition for Parent and Merger Sub to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.            Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Expiration Time” shall mean the earliest to occur of (a) the time that the Company Required Vote has been obtained, (b) the Effective Time, (c) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VI thereof or (d) upon a Company Adverse Change Recommendation effected by the Company Board in accordance with the Merger Agreement, provided, that in the event of a termination of this Agreement pursuant to the foregoing clause (a), Section 3 shall survive such termination through the earliest to occur of (i) the Effective Time, (ii) such date and time as the Merger Agreement is terminated in accordance with its terms without the Merger having occurred, and (iii) such date and time as this Agreement is validly terminated pursuant to Section 10.18.

“Lien” shall mean any lien, encumbrance, hypothecation, adverse claim, charge, mortgage, security interest, pledge or option, proxy, right of first refusal or first offer, preemptive right, deed of trust, servitude, voting trust, transfer restriction or any other similar restriction.

“Permitted Lien” shall mean (a) any Lien arising under this Agreement, (b) any applicable restrictions on transfer under the Securities Act of 1933, as amended and/or set forth in the Company’s organizational documents and (c) with respect to Company Options, Company RSUs or Company PSUs, any Lien created by the terms of any applicable Company Equity Plans or award agreement thereunder.

“Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, dividend, disposition, loan or other transfer (whether voluntary or involuntary and including by merger, by testamentary disposition, by gift, by operation of Legal Requirements or otherwise), or entry into any option or other Contract, swap, arrangement, agreement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, dividend, disposition, loan or other transfer (whether voluntary or involuntary and including by merger, by testamentary disposition, by gift, by operation of Legal Requirements or otherwise), of any Covered Shares or any interest (including legal or beneficial) in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement, arrangement, understanding or commitment (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney with respect to such Covered Shares, (c) the creation of any Lien, or the entry into any Contract, swap, arrangement, agreement or understanding creating any Lien, with respect to any Covered Shares (other than Permitted Liens), (d) the entry into any derivative or hedging arrangement with respect to any Covered Shares or any interest therein, or (e) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c) or (d) above; provided, that (i) Liens on Covered Shares in favor of a bank or broker-dealer, in each case holding custody of Covered Shares in the ordinary course of business, shall not be considered a Transfer hereunder, provided that any transfer as a result of the exercise of remedies under such liens shall be deemed to be a Transfer, (ii) the conversion of any shares of Preferred Stock in accordance with the Certificate of Designations shall not be considered a Transfer hereunder and (iii) the sale of any cash-settled total return swap agreement owned as of the date of this Agreement that provides economic exposure to Company Stock shall not be considered a Transfer hereunder.

2.            Agreement to Not Transfer the Covered Shares. Until the Expiration Time, each Stockholder agrees not to and to cause each of its Affiliates not to Transfer or cause or permit the Transfer of any of such Stockholder’s Covered Shares, other than with the prior written consent of Parent; provided, however, that any Stockholder may Transfer any such Covered Shares to (a) any other Stockholder or any Affiliate of any such Stockholder under common control with such Stockholder, (b) any beneficial owner of Stockholder, or (c) by will or by operation of law or other Transfers for estate planning purposes, in each case only if the transferee of such Covered Shares evidences in writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2 shall be null and void and of no effect whatsoever. If any involuntary transfer of any of such Stockholder’s Covered Shares shall occur (including a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement. For the avoidance of doubt, the fact that any Covered Shares are held as of the date of this Agreement in a margin account or pledged pursuant to the terms thereof shall not be deemed to be a Transfer or a breach or violation of any representation, warranty or covenant of the Stockholder contained herein.

3.            Agreement to Vote the Covered Shares.

3.1            Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), each Stockholder (whether voting as a single class, separately or otherwise) shall vote (including via proxy) all of such Stockholder’s Covered Shares (or cause the holder(s) of record on any applicable record date to vote (including via proxy) all of such Stockholder’s Covered Shares) owned by such Stockholder as of the applicable record date for such meeting and then entitled to vote:

(a)            in favor of the approval and adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement;

(b)            in favor of the approval of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes present for there to be a quorum or for the approval and adoption of the Merger Agreement on the date on which such meeting is held; and

(c)            against (i) any action, proposal, transaction or agreement that would reasonably be expected to result in any condition set forth in Article V of the Merger Agreement not being satisfied prior to the termination of the Merger Agreement and (ii) any Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere or materially and adversely affect the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

3.2            Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), each Stockholder shall appear at such meeting or otherwise cause each Covered Share to be counted for the purposes of a quorum and shall be represented in person or by proxy at such meeting (or cause the holder(s) of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

3.3            Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time a Governmental Body enters an order restraining, enjoining or otherwise prohibiting the Stockholders from taking any action pursuant to Section 3.1 or Section 3.2, then the obligations of each Stockholder set forth in Section 3.1 or Section 3.2 shall be of no force and effect for so long as such order is in effect solely to the extent such order restrains, enjoins or otherwise prohibits such Stockholder from taking any such action.

4.            Waiver of Appraisal Rights and Certain Other Actions. Each Stockholder hereby irrevocably waives and agrees not to exercise any and all appraisal rights under Section 262 of the DGCL with respect to all of such Stockholder’s Covered Shares owned (beneficially or of record) by such Stockholder. In addition, each Stockholder hereby agrees not to commence or participate in (x) any class action with respect to Parent, Merger Sub, the Company or any of their respective Subsidiaries or successors, or (y) any legal action, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Subsidiaries or successors, in each case: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under applicable Legal Requirements, alleging a breach of any duty of the Company Board, Merger Sub, or Parent in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby; provided, however, that nothing in this Section 4 shall restrict any Stockholder from (i) enforcing its rights under this Agreement or, after the Closing, the CVR Agreement, (ii) after the Closing, seeking payment of any cash, CVRs or other consideration payable to such Stockholder in connection with the Merger or pursuant to the CVR Agreement or (iii) responding to or complying with any valid legal process or requirement of applicable Legal Requirements.

5.            New Shares. Each Stockholder agrees that any shares of Company Stock that such Stockholder purchases or with respect to which such Stockholder otherwise acquires record or beneficial ownership (including any shares of Common Stock that such Stockholder acquires upon the conversion of shares of Preferred Stock in accordance with the Certificate of Designations) after the date hereof and prior to the earlier to occur of (i) the Effective Time and (ii) the Expiration Time, shall automatically become, and shall be deemed to be, Covered Shares and will thereafter be subject to the terms and conditions of this Agreement to the same extent as if they comprised Covered Shares on the date hereof.

6.            Fiduciary Duties. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Nothing in this Agreement shall in any way limit or affect any actions taken by the Stockholder or any of the Stockholder’s or its Affiliates’ designee(s) or beneficial owner(s) serving on the Company Board (solely to the extent in any such director’s capacity as such) or, solely to the extent in his or her capacity as a director, officer or employee of the Company or any of its Affiliates, from complying with his or her fiduciary obligations solely to the extent acting in such designee’s or beneficial owner’s capacity as a director, officer or employee of the Company. For the avoidance of doubt, no action taken (or omitted to be taken) solely to the extent in any such capacity as a director, officer or employee of the Company or any of its Affiliates shall be deemed to constitute a breach of this Agreement.

7.            Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants, severally as to itself only, to Parent that:

7.1            Due Authority. The Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. The Stockholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable, and the execution and delivery of this Agreement, the performance of the Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and, assuming the accuracy of the representations and warranties set forth in Section 8.2(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Legal Requirements affecting or relating to creditors’ rights generally and equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

7.2            Ownership of the Covered Shares. (a) The Stockholder is, as of the date hereof, and with respect to any of such Stockholder’s Covered Shares acquired after the date hereof, will be as of the date of such acquisition, the beneficial or record owner of such Stockholder’s Covered Shares, all of which are free and clear of any Liens, other than Permitted Liens, and (b) the Stockholder has sole or shared voting power over all of the Covered Shares beneficially owned by the Stockholder. The Stockholder has not entered into any agreement to Transfer any Covered Shares and no person (other than the Stockholder and any person under the control of the Stockholder) has a right to acquire any of the Covered Shares held by the Stockholder. As of the date hereof, the Stockholder does not own, beneficially or of record, any shares of Company Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Company Stock or other voting shares of the Company) other than the Owned Shares set forth on Schedule A.

7.3            No Conflict; Consents.

(a)            The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement does not and will not: (i) violate any Legal Requirements applicable to the Stockholder or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the Covered Shares owned, beneficially or of record, by such Stockholder pursuant to any Contract or obligation to which the Stockholder is a party or by which the Stockholder is subject, other than those created by this Agreement or (iii) if an entity, violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of such Stockholder, in the case of each of clauses (i) through (iii), except for such violations, breaches or defaults as would not prevent, delay or impair in any respect the ability of the Stockholder to perform its obligations under this Agreement.

(b)            No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act, any competition, antitrust and investment laws or regulations of any jurisdiction or by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Body or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

7.4            Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder that would reasonably be expected to prevent, materially delay or materially impair the ability of the Stockholder to perform its obligations under this Agreement.

8.            Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that:

8.1            Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and assuming the accuracy of the representations and warranties set forth in Section 7.3(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Legal Requirements affecting creditors’ rights and remedies generally.

8.2            No Conflict; Consents.

(a)            The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement does not and will not: (i) violate any Legal Requirements applicable to Parent, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract or obligation to which Parent is a party or by which Parent is subject, other than those created by this Agreement, or (iii) violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of Parent, in the case of each of clauses (i) through (iii), except for such violations, breaches or defaults as would not prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.

(b)            No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act, any competition, antitrust and investment laws or regulations of any jurisdiction or by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Body or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

8.3            Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to prevent, delay or impair the ability of Parent to perform its obligations under this Agreement.

9.            No Solicitation. Subject in all cases to Section 6, each Stockholder agrees that it will not take any action that the Company, its Subsidiaries or their respective Representatives are prohibited from taking pursuant to Section 4.3 of the Merger Agreement. For the avoidance of doubt, nothing in this Section 9 shall require the Stockholder to take, or refrain from taking, any action in the Stockholder’s capacity as a director or officer of the Company, and the Stockholder’s obligations under this Section 9 shall be subject to, and shall not limit, the Stockholder’s exercise of his or her fiduciary duties as a director or officer of Company, as applicable.

10.            Miscellaneous.

10.1          No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct, indirect or beneficial ownership or incidence of ownership of or with respect to the Covered Shares. Without limiting this Agreement in any manner, all rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

10.2          Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

10.3          Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

10.4          Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

10.5          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered and received hereunder: (a) one (1) business day after being sent for next business day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) if sent by email transmission prior to 5:00 p.m. Eastern Time, upon transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) if sent by email transmission after 5:00 p.m. Eastern Time, the business day following the date of transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto); provided, that, in each case, the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 10.5):

(i)            if to the Stockholders, to:

Wynnefield Capital, Inc.

450 7th Avenue, Suite 509

New York, NY 10123

Attention: Nelson Obus

Email: [***]

with a copy (which shall not constitute notice) to:

Kane Kessler, P.C.
600 Third Avenue, 35th Floor
New York, NY 10016
Attention: Robert L. Lawrence, Esq.

Email: rlawrence@kanekessler.com

(ii)            if to Parent, to:

Lifecore Inc., a Delaware corporation

950 Winter Street,

4th Floor, North Entrance

Waltham, MA 02451

Attention: Matthew Beer

Email: [***]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018

Attention: Joshua M. Zachariah; Peter Hanoian; Richard E. Schwartz

Email: jzachariah@goodwinlaw.com; phanoian@goodwinlaw.com; richardschwartz@goodwinlaw.com

(iii)            if to Company, to:

Lifecore Biomedical, Inc.

3515 Lyman Blvd.

Chaska, MN 55318-3051

Attention: Paul Josephs and Tom Salus

Email: [***]

with a copy (which shall not constitute notice) to:

Ballard Spahr LLP

80 South 8th Street, Suite 2000

Minneapolis, MN 55402-3808

Attention: April Hamlin, Brian Short and Barbara Lano Rummel

Email: hamlina@ballardspahr.com; shortb@ballardspahr.com; and rummelb@ballardspahr.com

10.6          Enforcement; Exclusive Jurisdiction.

(a)            The rights and remedies of the parties hereto shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Parent hereby agrees that specific performance or injunctive relief pursuant to this Section 10.6(a) shall be its sole and exclusive remedy with respect to breaches or threatened breaches by any Stockholder in connection with this Agreement, and neither Parent nor any of its Affiliates may pursue or accept any other form of relief (including monetary damages or reimbursement, whether in law or equity) that may be available for breach of this Agreement.

(b)            In addition, each of the parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction and (iv) consents to service of process being made through the notice procedures set forth in Section 10.5.

10.7          Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.8          Documentation and Information.

(a)            Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), and any other information that Parent or the Company reasonably determines is required to be disclosed by applicable Legal Requirements, in, the Proxy Statement and any other disclosure document required by applicable Legal Requirements in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Each Stockholder acknowledges that Parent, Merger Sub and the Company, in Parent’s or the Company’s sole discretion, as applicable, may file this Agreement or a form hereof with the U.S. Securities and Exchange Commission (the “SEC”) or any other Governmental Body. Such Stockholder agrees to promptly give Parent and the Company any information they may reasonably request for the preparation of any such disclosure documents.

(b)            If applicable and to the extent required under applicable Legal Requirements, such Stockholder shall promptly and in accordance with applicable Legal Requirements amend their Schedule 13D filed with the SEC to disclose the nature of its obligations under this Agreement, and include this Agreement as an exhibit to, any Schedule 13D or amendment thereto.

10.9          Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

10.10        Entire Agreement. This Agreement, including the exhibits, schedules and annexes hereto, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

10.11        Reliance. Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

10.12        Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified. The parties agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.13        Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties, and any such assignment without such consent shall be null and void; provided, that the foregoing shall not limit the obligations under this Agreement of any transferee of the Covered Shares permitted by Section 2 (any such transferee shall be bound by this Agreement as set forth herein). This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

10.14       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.15       Counterparts. This Agreement may be executed in several counterparts, including by facsimile, by email with .pdf attachments, or by other electronic signatures (including, DocuSign and AdobeSign), each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect, and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

10.16       Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER STATE.

10.17       Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 10.17 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

10.18       Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the earliest to occur of (a) the Expiration Time or (b) with respect to any Stockholder, the election of such Stockholder in its sole discretion to terminate this Agreement promptly following any amendment of any term or provision of the original unamended Merger Agreement dated as of the date hereof or the form of CVR Agreement attached to the Merger Agreement as of the date hereof that reduces the amount or changes the form of in a manner adverse to such Stockholder CVRs or other consideration payable to such Stockholder pursuant to the Merger Agreement or the CVR Agreement (other than a change in form from CVRs to cash where the amount payable in cash is not less than the applicable Milestone Payment (as defined in the CVR Agreement)); provided that Sections 10.4, 10.6, 10.7, 10.10, 10.12, 10.14, 10.16, 10.17 and this Section 10.18 shall survive any such termination to the extent applicable to any claim arising from a breach occurring prior to such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination; provided, however, that in no event shall any Stockholder have any liability for any monetary damages resulting from a breach of this Agreement other than in connection with a Willful Breach of this Agreement by such Stockholder. For purposes of this Agreement, ‘Willful Breach’ means a material breach of this Agreement that is the consequence of an intentional act or intentional failure to act by such Stockholder with actual knowledge that the taking of such act or failure to take such act would constitute a breach of this Agreement.

10.19            No Agreement Until Executed. Irrespective of negotiations among the parties hereto or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Charter and bylaws of the Company, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

Lifecore, Inc.

By:	/s/ Matthew Beer
Name: Matthew Beer
Title: President

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

By:	Wynnefield Capital Management, LLC,
its General Partner

By:	/s/ Nelson Obus
Name: Nelson Obus
Title: Co-Managing Member

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

By:	Wynnefield Capital Management, LLC,
its General Partner

By:	/s/ Nelson Obus
Name: Nelson Obus
Title: Co-Managing Member

WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

By:	Wynnefield Capital, Inc.,
its Investment Manager

By:	/s/ Nelson Obus
Name: Nelson Obus
Title: President

WYNNEFIELD CAPITAL INC. PROFIT SHARING & MONEY PURCHASE PLAN

By:	/s/ Nelson Obus
Name: Nelson Obus
Title: Co-Trustee

[Signature Page to Voting and Support Agreement]

WYNNEFIELD CAPITAL MANAGEMENT, LLC

By:	/s/ Nelson Obus
Name: Nelson Obus
Title: Co-Managing Member

WYNNEFIELD CAPITAL, INC.

By:	/s/ Nelson Obus
Name: Nelson Obus
Title: President

NELSON OBUS

/s/ Nelson Obus
Nelson Obus

JOSHUA LANDES

/s/ Joshua Landes
Joshua Landes

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

LIFECORE BIOMEDICAL, INC.

By:	/s/ Paul Josephs
Name: Paul Josephs
Title: Chief Executive Officer

[Signature Page to Voting and Support Agreement]

Schedule A

Stockholder	Shares of Common Stock	Shares of Preferred Stock	Total Shares of Common Stock Beneficially Owned Assuming Full Conversion of Preferred Stock
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I	2,095,783	2,019.77	2,405,089.38
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.	1,345,085	1,346.55	1,551,294.67
WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.	895,498	841.57	1,024,375.56
WYNNEFIELD CAPITAL INC. PROFIT SHARING & MONEY PURCHASE PLAN	367,350	0.00	367,350.00
WYNNEFIELD CAPITAL MANAGEMENT, LLC	3,440,868	3,367.32	3,956,384.05
WYNNEFIELD CAPITAL, INC.	895,498	841.57	1,024,375.56
NELSON OBUS	4,867,816	4,207.89	5,512,209.61
JOSHUA LANDES	4,703,716	4,207.89	5,348,109.61